Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

LIVEXLIVE MEDIA, INC.

LiveXLive Media, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of LiveXLive Media, Inc., a Delaware corporation (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended to effect a one (1) for three (3) reverse stock split of all of the Corporation’s issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), whereby, automatically upon the filing and effectiveness of this Certificate of Amendment pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), each three (3) issued and outstanding shares of Common Stock shall automatically be changed into one (1) validly issued, fully paid and non-assessable share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

In order to effectuate the amendment set forth above:

(a) Upon the filing and effectiveness of this Certificate of Amendment pursuant to the DGCL, all of the Corporation’s issued and outstanding shares of Common Stock, having a par value of $0.001 per share, shall be changed into new validly issued, fully paid and non-assessable shares of Common Stock, having a par value of $0.001 per share, on the basis of one (1) new share of Common Stock for each three (3) shares of Common Stock issued and outstanding as of the record date of selected for such change; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each stockholder who otherwise would be entitled to a fractional share as a result of such change shall have only a right to receive, in lieu thereof, a whole new share of Common Stock at no additional cost;

(b) The Corporation’s 500,000,000 authorized shares of Common Stock, having a par value of $0.001 per share, shall not be changed;

(c) The Corporation’s 10,000,000 authorized shares of preferred stock, having a par value of $0.001 per share, shall not be changed; and

(d) The Corporation’s stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Certificate of Amendment which, as a result of the reverse stock split provided for herein, are no longer issued shares of Common Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective at 5:01 p.m., Eastern Time, on October 5, 2017.

[Signature page follows]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by this 30th day of September, 2017.

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Chief Executive Officer and Chairman

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

LiveXLive Media, Inc.    , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1	The name of the corporation is LiveXLive Media, Inc. .

2.	That a Certificate of Amendment
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on October 2, 2017 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: (must be specific)
The Certificate of Amendment that was previously filed on 8/2/17 had an incorrect date of effectiveness.

4.	Article Fourth of the Certificate is corrected to read as follows:
This Certificate of Amendment to the Certificate of Incorporation shall be effective at 5:01 p.m., Eastern Time, on October 16, 2017.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 5   day of October    , A.D. 2017   .

By:	/s/ Jerome N. Gold
Authorized Officer
Name:	Jerome N. Gold
Print or Type
Title:	CFO and EVP